UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻	Preliminary Proxy Statement
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⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Verastem, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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◻	Fee paid previously with preliminary materials.
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Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Verastem, Inc. (the “Company” or “Verastem”) will be held on Thursday, May 12, 2022, at 9:00 a.m. Eastern Time, at the Company’s offices, 117 Kendrick Street, Suite 500, Needham, Massachusetts 02494.

Proxy materials, which include a Notice of the Internet Availability of Proxy Materials, Proxy Statement and proxy card, accompany this letter. The enclosed proxy statement is first being mailed or made available to stockholders of Verastem, Inc. on or about April 1, 2022. At the Annual Meeting, you will be asked to consider and vote:

1.	To elect John Johnson, Michael Kauffman, and Eric Rowinsky as Class I directors, each for a three-year term;
2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2022;
3.	To conduct an advisory vote on the compensation of our named executive officers; and
4.	To consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

Each outstanding share of the Company’s common stock (Nasdaq: VSTM) entitles the holder of record at the close of business on March 15, 2022, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Anyone who attends the Annual Meeting in person will need to comply with state and local safety guidelines for attending such events. Accordingly, please note that you may be required to wear a self-provided mask and agree to practice social distancing to attend the meeting. If you are experiencing any symptoms of COVID-19 or you suspect or believe you have COVID-19 or were exposed to COVID-19 in the two weeks leading up to the meeting, then we ask that you please do not attempt to attend the meeting in person.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES BY INTERNET, TELEPHONE, OR BY SIGNING, DATING AND RETURNING THE PROXY CARD INCLUDED IN THESE MATERIALS. IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING, YOU MAY STILL VOTE YOUR SHARES IN PERSON AT THE MEETING, EVEN IF YOU HAVE PREVIOUSLY VOTED OR RETURNED YOUR PROXY BY ANY OF THE METHODS DESCRIBED IN OUR PROXY STATEMENT. IF YOUR SHARES ARE HELD IN A BANK OR BROKERAGE ACCOUNT, PLEASE REFER TO THE MATERIALS PROVIDED BY YOUR BANK OR BROKER FOR VOTING INSTRUCTIONS.

By Order of the Board of Directors

/s/ Brian M. Stuglik
Brian M. Stuglik
Chief Executive Officer

April 1, 2022

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, May 12, 2022 at 9:00 am Eastern Time

GENERAL INFORMATION

What is the Notice of Internet Availability of Proxy Materials that I received instead of complete proxy materials?

The Securities Exchange Commission (the “SEC”) rules allow companies to furnish proxy materials, including this proxy statement and our Annual Report, by providing access to these documents on the internet instead of mailing printed copies of our proxy materials to stockholders. On or about April 1, 2022, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), which provides instructions for accessing proxy materials on a website, for requesting, free of charge, electronic or printed copies of the proxy materials and how to submit a proxy electronically using the internet.

If you want a paper copy of the proxy materials for the Annual Meeting and for all future meetings, please follow the instructions in the Notice for requesting such materials. The electronic delivery option lowers costs and reduces the environmental impact of printing and distributing the materials.

How can I access the proxy materials over the internet?

You may view and download our proxy materials, including our 2021 Annual Report on Form 10-K, at https://materials.proxyvote.com/92337C. Please see the instructions below regarding how to submit your vote.

When are this proxy statement and the accompanying material scheduled to be sent to stockholders?

Our Notice of Internet Availability of Proxy Materials or this proxy statement and proxy card are being distributed on or about April 1, 2022. You are receiving these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting.

Who is soliciting my vote?

The Board of Directors of the Company (the “Board of Directors” or “Board”) is soliciting your vote for the Annual Meeting.

When is the record date for the Annual Meeting?

The Board of Directors has fixed the record date for the Annual Meeting as of the close of business on March 15, 2022 (the “Record Date”).

How many votes can be cast by all stockholders?

A total of 186,295,339 shares of common stock of the Company were outstanding on March 15, 2022 and are entitled to be voted at the Annual Meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

●	By Internet. Access the website at www.proxyvote.com and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your internet vote cannot be completed and you will receive an error message.

●	By Telephone. Call 1-800-690-6903 toll-free and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted, or your telephone vote cannot be completed.
●	By Mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the election as directors of the nominees named herein to the Board of Directors, FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, and FOR approval of the advisory vote on the compensation of our named executive officers, and will be voted according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the Annual Meeting and at all adjournments and postponements thereof.
●	In person at the Annual Meeting. If you attend the Annual Meeting, be sure to bring a form of personal photo identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the Annual Meeting.

Anyone who attends the Annual Meeting in person will need to comply with state and local safety guidelines for attending such events. Accordingly, please note that you may be required to wear a self-provided mask and agree to practice social distancing to attend the meeting. If you are experiencing any symptoms of COVID-19 or you suspect or believe you have COVID-19 or were exposed to COVID-19 in the two weeks leading up to the meeting, then we ask that you please do not attempt to attend the meeting in person.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

●	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by internet or telephone.
●	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
●	In Person at the Annual Meeting. If you attend the Annual Meeting, in addition to photo identification, you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the Record Date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the Annual Meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal No. 1: FOR election of each of the three Class I directors.

Proposal No. 2: FOR ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Proposal No. 3: FOR approval of the advisory vote on the compensation of our named executive officers.

Who can attend the Annual Meeting?

All stockholders as of the Record Date, or their duly appointed proxy holders, may attend the Annual Meeting. If you hold your shares in street name, then you must request a legal proxy from your broker or nominee to attend or vote at the Annual Meeting.

Anyone who attends the Annual Meeting in person will need to comply with state and local safety guidelines for attending such events. Accordingly, please note that you may be required to wear a self-provided mask and agree to practice social distancing to attend the meeting. If you are experiencing any symptoms of COVID-19 or you suspect or believe you have COVID-19 or were exposed to COVID-19 in the two weeks leading up to the meeting, then we ask that you please do not attempt to attend the meeting in person.

Will I be able to ask questions at the Annual Meeting?

Our management team will attend the Annual Meeting and be available for questions, and we are committed to answering all relevant questions to the purpose of the Annual Meeting we receive during the Annual Meeting. We will address as many questions during the Annual Meeting as time permits. Only questions that are relevant to the purpose of the Annual Meeting or our business will be answered.

Who pays the cost for soliciting proxies?

Verastem will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. Verastem may solicit proxies by mail, personal interview, telephone, or via the internet through its officers, directors and other management employees, who will receive no additional compensation for their services.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary of the Company in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the internet or by telephone prior to the close of the internet voting facility or the telephone voting facility, or by attending the Annual Meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” (i.e., shares represented at the Annual Meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

What vote is required to approve each item?

Proposal No. 1 — Election of Directors: Directors are elected by a plurality of votes cast. Because there is no minimum vote required, abstentions and broker non-votes will have no direct effect on the outcome of this proposal.

Proposal No. 2 — Ratification of Ernst & Young LLP: A majority of votes cast is necessary for ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. Abstentions will have no direct effect on the outcome of this proposal.

Proposal No. 3 — Advisory Vote on the Compensation of our Named Executive Officers: Because this proposal asks for a non-binding, advisory vote, there is no “required vote” that would constitute approval. We value the opinions expressed by our stockholders in this annual advisory vote, and the Compensation Committee of our Board of

Directors, which is responsible for overseeing and administering our executive compensation programs, will consider the outcome of the vote when designing our compensation programs and making future compensation decisions for our named executive officers.

If there are insufficient votes to approve these proposals, your proxy may be voted by the persons named in the proxy card to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

Could other matters be decided at the Annual Meeting?

Verastem does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the Annual Meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned Annual Meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call the Secretary of the Company at (781) 292-4200. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON THURSDAY MAY 12, 2022

This Proxy Statement and our 2021 Annual Report on Form 10-K are available, free of charge, at https://materials.proxyvote.com/92337C

PROPOSAL NO. 1—ELECTION OF DIRECTORS

In accordance with the Company’s restated certificate of incorporation, as amended, and bylaws, the Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. John Johnson, Michael Kauffman, and Eric Rowinsky are the Class I directors whose terms expire at the Annual Meeting. Each of Messrs. Johnson, Kauffman and Rowinsky have been nominated for and have agreed to stand for re-election to the Board of Directors to serve as Class I director of the Company until the 2025 annual meeting of stockholders and until their successor is duly elected.

Effective March 31, 2022, Timothy Barberich has retired from the Board of Directors. In anticipation of Mr. Barberich’s retirement and in order to achieve an equal apportionment of membership among the Board of Director’s three classes of directors as possible, the Board of Directors determined that one of its members should be reclassified from Class III (with a term expiring at the Company’s 2024 Annual Meeting) to Class II (with a term expiring at the Company’s 2023 Annual Meeting). Accordingly, effective March 31, 2022, Lesley Solomon, a member of the Board, resigned from her position as a Class III Director, subject to and conditioned upon her immediate reappointment as a Class II Director. The Board accepted Ms. Solomon’s resignation and immediately reappointed her as a Class II Director, to serve in such capacity until the Company’s 2023 Annual Meeting or until her successor is duly elected and qualified, or her earlier death, resignation, or removal. The resignation and reappointment of Ms. Solomon was effected solely for the purpose of reclassifying the members of the Board into three classes of as equal size as possible, and for all other purposes, Ms. Solomon’s service on the Board is deemed to have continued uninterrupted. There were no changes to Ms. Solomon’s committee assignments or compensation as a non-employee director as a result of the resignation as a Class III Director and appointment as a Class II Director. Management and the Board of Directors are currently conducting a comprehensive search to identify candidates to succeed Mr. Barberich on the Board of Directors, with a continued commitment to diversify perspective and experience.

It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of the nominees listed above as director nominee. Verastem has no reason to believe that the nominees will be unable to serve. In the event that the nominee is unexpectedly not available to serve, subject to compliance with applicable state and federal laws, including the filing of an amended proxy statement and proxy card, as applicable, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to the nominee for election as director and for each continuing director, including his or her period of service as a director of Verastem, principal occupation and other biographical material is shown below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR EACH

OF THE NOMINEES FOR CLASS I DIRECTOR

(PROPOSAL NO. 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following information regarding our directors is as of March 15, 2022, except as otherwise indicated. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS I DIRECTOR NOMINEES

John Johnson, age 64, is a Class I director who has served as a member of our Board of Directors since April 2020. Effective March 16, 2022, Mr. Johnson was appointed as chief executive officer and Board Director of Reaction Biology, a privately held company. Mr. Johnson was the Chief Executive Officer of Strongbridge Biopharma plc, a publicly traded biopharmaceutical company, from July 2020 until the company was acquired by Xeris Biopharma Holdings, Inc. in October 2021 and he currently sits on the Board of Directors of Xeris Biopharma Holdings, Inc. Mr. Johnson was a member of Strongbridge Biopharma Plc’s board of directors from March 2015 until October 2021. Mr. Johnson recently served as a board member of Melinta Pharmaceuticals, Inc. through September 2019, having served as Chief Executive Officer from February 2019 through August 2019 and as interim Chief Executive Officer from October 2018 through February 2019. From January 2012 until August 2014, Mr. Johnson served as the President and Chief Executive Officer of Dendreon Corporation and as its Chairman from January 2012 until June 2014. From January 2011 until January 2012, he served as the Chief Executive Officer and a member of the board of Savient Pharmaceuticals, Inc. From November 2008 until January 2011, Mr. Johnson served as Senior Vice President and President of Eli Lilly and Company’s Oncology unit. He was also Chief Executive Officer of ImClone Systems Incorporated, which develops targeted biologic cancer treatments, from August 2007 until November 2008, and served on ImClone’s board of directors until it was acquired by Eli Lilly in November 2008. From 2005 to 2007, Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit, President of its Ortho Biotech Products LP and Ortho Biotech Canada units from 2003 to 2005, and Worldwide Vice President of its CNS, Pharmaceuticals Group Strategic unit from 2001 to 2003. Prior to joining Johnson & Johnson, he also held several executive positions at Parkstone Medical Information Systems, Inc., OrthoMcNeil Pharmaceutical Corporation and Pfizer, Inc. Mr. Johnson currently serves on the Board of Directors of publicly traded companies Axogen Inc, and Autolus Therapeutics plc. Mr.

Johnson is the former Chairman of Tranzyme Pharma, Inc., former lead independent director of Sucampo Pharmaceuticals, Inc. and a former director of Histogenics Corporation, AVEO Pharmaceuticals, Inc. and Portola Pharmaceuticals, Inc. He previously served as a member of the board of directors for the Pharmaceutical Research and Manufacturers of America and the Health Section Governing Board of Biotechnology Industry Organization. Mr. Johnson holds a B.S. from the East Stroudsburg University of Pennsylvania. Mr. Johnson brings to our board of directors extensive leadership, business and governance experience having served as a chief executive officer and on the board of directors of numerous public biopharmaceutical companies. Mr. Johnson’s strong leadership qualities and industry knowledge position him well to provide valuable insights to both management and his fellow board members on issues facing our Company.

Michael Kauffman M.D., age 58, is a Class I director who has served as a member of our Board of Directors since November 2012 and our lead director since June 2016. Dr. Kauffman was the cofounding Chief Executive Officer of Karyopharm Therapeutics Inc., a publicly traded commercial stage biotechnology company, from January 2011 to April 2021 and is currently Senior Clinical Advisor and member of the Board of Directors of the Company. Prior to this, Dr. Kauffman was Science Advisor to Bessemer Venture Partners from 2008 to 2011. Dr. Kauffman was the Chief Medical Officer of Onyx Pharmaceuticals, Inc., a publicly traded biotechnology company, from November 2009 until December 2010. Dr. Kauffman was the Chief Medical Officer of Proteolix, Inc., a privately held pharmaceutical company, from April 2009 until November 2009, when it was acquired by Onyx Pharmaceuticals, Inc. From September 2002 until July 2008, Dr. Kauffman was the President and Chief Executive Officer of EPIX Pharmaceuticals, Inc., a publicly traded biotechnology company that underwent liquidation proceedings in 2009. Dr. Kauffman joined Predix Pharmaceuticals, Inc., the predecessor to EPIX, in September 2002, as President and Chief Executive Officer. From 1997 to 2002, he held a number of senior medical and program leadership positions at Millennium Pharmaceuticals, Inc., then a publicly traded biotechnology company, including Vice President, Medicine and VELCADE Program Leader as well as co-founder and Vice President of Medicine at Millennium Predictive Medicine, a wholly-owned subsidiary of Millennium. Dr. Kauffman also served as Medical Director at Biogen Corporation (now Biogen, Inc., a publicly traded biotechnology company). Dr. Kauffman has served on the board of directors of Karyopharm Therapeutics, Inc. since January 2011. He also currently serves on the board of directors of Kezar Biosciences, Adicet Bio, Inc., and BioVictriX Therapeutics Plc. He previously served on the boards of directors of Zalicus, Inc, EPIX and Predix and on the board of Proteolix prior to becoming the company’s chief medical officer. Dr. Kauffman received an M.D. and Ph.D. in molecular biology and biochemistry from Johns Hopkins University and holds a B.A. in biochemistry from Amherst College. Dr. Kauffman trained in Internal Medicine at Beth Israel Deaconess and Massachusetts General Hospitals, and is board certified in internal medicine. The Board of Directors believes that Dr. Kauffman’s qualifications to sit on the Board include the combination of his significant business, clinical development and leadership experience at public life sciences companies and his medical and scientific background.

Eric Rowinsky M.D., age 65, is a Class I director who has served as a member of our Board of Directors since May 2017. Dr. Rowinsky has been the Executive Director and President of RGenix, Inc. since June 2016. He has also been a consulting Chief Medical Officer for Hummingbird Biosciences since February 2020 and served as the Chief Scientific Officer of Clearpath Development Co. from June 2016 to December 2020. Prior to this, Dr. Rowinsky served as the Head of Research and Development, Chief Medical Officer and Executive Vice President of Stemline Therapeutics, Inc. from February 2011 to January 2016. In 2010, Dr. Rowinsky co-founded Primrose Therapeutics and became its Chief Executive Officer, until it was acquired in 2011. From 2005 to 2010, he served as the Chief Medical Officer and Executive Vice President of Clinical Development and Regulatory Affairs of ImClone Systems Incorporated, a life sciences company focused on monoclonal antibodies, which was acquired by Eli Lilly and Company. Previous to that, Dr. Rowinsky held several positions at the Cancer Therapy and Research Center’s Institute of Drug Development, including Director of the Institute and SBC Endowed Chair for Early Drug Development. Prior to that, he served as Clinical Professor of Medicine in the Division of Medical Oncology at the University of Texas Health Science Center at San Antonio and as Associate Professor of Oncology at the Johns Hopkins University School of Medicine. Since 2011, Dr. Rowinsky serves on the boards of directors of Biogen Idec, Inc., Purple Biotech, Inc, and Fortress Biosciences, Inc., and formerly served on the board of directors of BIND Therapeutics, prior to its acquisition by Pfizer, and Navidea Biopharmaceuticals, Inc. Dr. Rowinsky received a B.A. degree in Liberal Arts from New York University and earned his M.D. from Vanderbilt University. The Board of Directors believes that Dr. Rowinsky’s qualifications to sit on the Board include his extensive research and drug development experience, oncology expertise, corporate strategy experience, and broad scientific and medical knowledge.

DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING AND CONTINUING IN OFFICE

Paul Bunn, M.D., age 76, is a Class III director who has served as a member of our Board of Directors since June 2021. Dr. Bunn has served as professor of Medicine at the University of Colorado School of Medicine since 1984 in progressive positions. Dr. Bunn has served as distinguished professor of Medicine since 2013 and the James Dudley Chair in Cancer Research, Division of Medical Oncology since 2006 at the University of Colorado School of Medicine. Dr. Bunn has served as the Director of the University of Colorado Cancer Center from 1987 to 2009, and the Head of the Division of Medical Oncology from 1984 to 1994. Dr. Bunn was the President of American Society of Clinical Oncology (ASCO) and a member of its board of directors. Dr. Bunn has served as Chief Executive Officer, President, and member of the Board of Directors of the International Association for the Study of Lung Cancer (IASLC). Dr. Bunn was also the President of the American Association of Cancer Institutes (AACI) and has chaired the U.S. Food and Drug Administration’s Oncologic Drugs Advisory Committee. Dr. Bunn has received a B.A. degree in biology from Amherst College and earned his M.D. degree from Weill Cornell Medical College. The Board of Directors believes that Dr. Bunn’s qualifications to sit on the Board include his illustrious career dedicated to improving outcomes for cancer patients, along with his extensive experience in clinical research.

Michelle Robertson, age 55, is a Class III director who has served as a member of our Board of Directors since November 2021. Ms. Robertson has served as Chief Financial Officer of Editas Medicine, Inc, a publicly traded company, since January 2020. Ms. Robertson previously served as the Chief Financial Officer of Momenta Pharmaceuticals, Inc. (“Momenta”), a publicly traded biotechnology company, from October 2018 until January 2020, and as Vice President, Financial Planning and Analysis of Momenta from May 2017 to October 2018. From 2015 to 2016, Ms. Robertson was Vice President, Oncology Finance for Baxalta, Inc., a biopharmaceutical company, following its spin-off from Baxter International. From 2012 to 2015, Ms. Robertson served as Head of Financial Planning and Analysis and Operations Excellence at Ironwood Pharmaceuticals, Inc., and prior to that, held various Finance and Commercial Operations-leadership positions in the Oncology and Biosurgery divisions at Genzyme Corporation (now Sanofi Genzyme), a biotechnology company. Ms. Robertson received her B.S. in Finance from Bentley University. The Board of Directors believes that Ms. Robertson’s qualifications to sit on the Board include her significant financial, accounting and management expertise, as well as her experience within the pharmaceutical and biotechnology industries.

Lesley Solomon, age 50, is a Class III Director who has been reclassified to a Class II Director effective March 31, 2022, who has served as a member of the Board of Directors since June 2021. Ms. Solomon has served as Venture Chair of Redesign Health since July 2021. Prior to this, Ms. Solomon served as Chief Innovation Officer at Dana-Farber Cancer Institute from July 2017 to June 2021. From November 2009 to June 2017, Ms. Solomon served at Brigham and Women’s Hospital as founding Executive Director of Brigham Innovation Hub from 2013 to 2017, Director, Innovation and Strategy, at Brigham Research Institute from 2012 to 2017, and Director, E-Philanthropy, at Brigham Research Institute from 2009 to 2012. Ms. Solomon is also the co-founder and board member of Food Allergy Science Initiative (FASI) since 2016 and serves on the board of directors of privately held company, Anomoly, since December 2021. Ms. Solomon received her B.A. in English from Cornell University and her M.B.A. from Harvard Business School. The Board of Directors believes that Ms. Solomon’s qualifications to sit on the board include her deep experience and track record of identifying unmet needs in healthcare and building sustainable innovation companies.

Brian Stuglik R.Ph., age 62, is a Class II director who has served as our Chief Executive Officer since July 2019 and as a member of our Board of Directors since September 2017. Mr. Stuglik founded Proventus Health Solutions, a consulting company for pharmaceutical and biotechnology companies, in January 2016 and has over three decades of experience in U.S. and international pharmaceutical development, product strategy, and commercialization. Prior to founding Proventus Health Solutions, Mr. Stuglik served as the Vice President and Chief Marketing Officer for the oncology division of Eli Lilly and Company, from 2009 to December 2015. Mr. Stuglik currently serves on the board of directors of publicly traded Oncopeptides AB (ONCO) and Puma Biotechnology, Inc. (PBYI). Mr. Stuglik received a Bachelor of Science in Pharmacy from Purdue University and holds memberships in the American Society of Clinical Oncology, the American Association of Cancer Research, and the International Association for the Study of Lung Cancer. The Board of Directors believes that Mr. Stuglik’s qualifications to sit on the Board include his extensive experience in pharmaceutical development, product strategy and commercialization.

DIRECTOR NOT STANDING FOR ELECTION AT THE ANNUAL MEETING AND NOT CONTINUING IN OFFICE

Timothy Barberich, age 74, is a Class II director who has served as a member of our Board of Directors since March 2014. Mr. Barberich is founder and former Chairman and Chief Executive Officer of Sepracor Inc., a publicly traded, research-based, pharmaceutical company based in Marlborough, Massachusetts, which was acquired by Dainippon Sumitomo Pharma Co., Ltd. in 2009. He founded Sepracor in 1984 and served as Chief Executive Officer from 1984 to May 2007 and as Chairman of the Board from 1990 to 2009. He currently serves on the board of directors of publicly traded Frequency Therapeutics, Inc., and TScan Biotechnology Inc. He also previously served on the boards of directors of Neurovance Inc, Inotek Pharmaceuticals, Inc., HeartWare, International, Inc., Tokai Pharmaceuticals, BioSphere Medical, Inc. and GeminX Pharmaceuticals until each company was acquired. Mr. Barberich has also served on the board of trustees of Boston Medical Center and the board of the Pharmaceutical Research and Manufacturers’ Association (PhRMA). Prior to founding Sepracor, Mr. Barberich spent 10 years as a senior executive at Bedford, Massachusetts-based Millipore Corporation. Mr. Barberich is a graduate of Kings College and holds a Bachelor’s of Science degree in Chemistry. The Board of Directors believes that Mr. Barberich’s qualifications to sit on the Board include his significant experience in the development and commercialization of pharmaceutical products, his leadership experience at other pharmaceutical companies and his service on other boards of directors. Effective March 31, 2022, Mr. Barberich has retired from the Board of Directors.

BOARD OF DIRECTORS AND ITS COMMITTEES

The following table describes which directors serve on each of the committees of the Board of Directors.

Name	Nominating & Corporate Governance Committee	Compensation Committee	Audit Committee	Research & Development Committee
Timothy Barberich		X(2)	X(2)
Paul Bunn, M.D.				X
John Johnson	X	X
Michael Kauffman, M.D., Ph.D.		X		X
Michelle Robertson			X(1)
Eric Rowinsky, M.D.	X			X
Lesley Solomon	X		X
Brian Stuglik

(1)	Our Board of Directors has determined that Michelle Robertson is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (SEC) rules.
(2)	Mr. Barberich has resigned from our Board of Directors as of March 31, 2022. Effective March 31, 2022, Dr. Kauffman has replaced Mr. Barberich’s role as the chair of the Compensation Committee and as a member of the Audit Committee.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Director Independence

As required by the listing standards of The Nasdaq Global Market (“Nasdaq”), the Board of Directors has affirmatively determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each of our directors and nominees for director other than Brian Stuglik, our Chief Executive Officer, is independent. To make this determination, our Board of Directors reviews all relevant transactions or relationships between each director and Verastem, its senior management and its independent registered public accounting firm. During this review, the Board considers whether there are any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The Board consults with Verastem’s outside corporate counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

Board Membership Diversity

In accordance with Nasdaq’s Board Diversity Rules (Rule 5605(f) and Rule 5606), the following Board Diversity Matrix presents our Board diversity statistics. As a smaller reporting company, the Company must have at least two diverse directors, including at least one who self-identifies as female. The second diverse director may include an individual who self-identifies as one or more of the following: female, LGBTQ+, or an underrepresented minority. “Underrepresented Minority” means an individual who self-identifies as one or more of the following: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or Two or More Races or Ethnicities. “Two or More Races or Ethnicities” means a person who identifies with more than one of the following categories: White (not of Hispanic or Latinx origin), Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander. Our Board currently includes two diverse directors.

Board Diversity Matrix (As of March 15, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Board Meetings and Attendance

The Board of Directors held four meetings during the year ended December 31, 2021. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2021 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee).

Board Committees

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees, each of which is comprised solely of independent directors, and is described more fully below. Each committee operates pursuant to a written charter and each committee periodically reviews and assesses the adequacy of its charter. The charters for the Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees are all available on the Company’s website at https://investor.verastem.com under “Investors—Corporate Governance” section.

Audit Committee

Ms. Robertson is the chair and Mr. Barberich and Ms. Solomon are the other members of the Audit Committee. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each member of the Audit Committee is “independent” within the meaning of the rules and regulations of Nasdaq and the SEC. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that Ms. Robertson is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. Mr. Barberich has resigned from the Board of Directors as of March 31, 2022. Effective March 31, 2022, Dr. Kauffman will replace Mr. Barberich’s role as a member of the Audit committee.

The primary responsibilities of the Audit Committee include: (a) appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm, (b) overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm, (c) reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures, (d) monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics, (e) overseeing our risk assessment and risk management policies, (f) meeting independently with our independent registered public accounting firm and management, (g) reviewing and approving or ratifying any related person transactions, (h) overseeing our compliance program, processing any complaints and assisting in conducting internal and external investigations if necessary, (i) preparing the audit committee report required by SEC rules, and (j) performing an annual self-evaluation of its own performance. All audit and non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by the Audit Committee.

During the year ended December 31, 2021, the Audit Committee met four times. The report of the Audit Committee is included in this proxy statement under “Audit Committee Report.”

Compensation Committee

Mr. Barberich is the chair and Dr. Kauffman and Mr. Johnson are the other members of the Compensation Committee. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each member of the Compensation Committee is “independent” within the meaning of the rules and regulations of Nasdaq. In addition, each member is a “non-employee director” within Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Barberich has resigned from the Board of Directors as of March 31, 2022. Effective March 31, 2022, Dr. Kauffman will replace Mr. Barberich’s role as the chair of the Compensation Committee.

The primary responsibilities of the Compensation Committee include: (a) annually reviewing and approving corporate goals, objectives and recommendations to our Board relevant to the compensation of executive officers, (b) overseeing the evaluation of Company’s senior executives, (c) overseeing an annual review by the Board on succession planning for senior executives, (d) overseeing and administering our cash and equity incentive plans, (e) reviewing and making recommendations to our Board with respect to director compensation, and (f) performing an annual self-evaluation of its own performance.

The Compensation Committee engaged Pearl Meyers & Partners, LLC, an independent compensation consultant, to provide comparative data on executive compensation practices in our industry and to advise on our executive compensation program generally. Although the Board of Directors and Compensation Committee consider the advice and recommendation of independent compensation consultants as to our executive compensation program, the Board of Directors and Compensation Committee ultimately make their own decisions about these matters.

During the year ended December 31, 2021, the Compensation Committee met four times.

Nominating and Corporate Governance Committee

Mr. Johnson is the chair and Dr. Rowinsky and Ms. Solomon are the other members of the Nominating and Corporate Governance Committee. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the rules and regulations of Nasdaq.

The primary responsibilities of the Nominating and Corporate Governance Committee include: (a) identifying individuals qualified to become members of our Board, (b) recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees, (c) reviewing and making recommendations to our Board with respect to our Board’s leadership structure, (d) reviewing and making recommendations to our Board with respect to management succession planning, (e) developing and recommending to our Board corporate governance principles, (f) reviewing and making recommendations to our Board with respect to environmental, social, and governance oversight matters and (g) performing an annual self-evaluation of its own performance.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of Verastem and the composition of the Board of Directors. Additionally, neither the Nominating and Corporate Governance Committee nor the Board of Directors has a specific policy with regard to the consideration of diversity in identifying director nominees; however, the Committee has stated a commitment to increase diversity of perspective on the Board of Directors, and will actively consider the diversity of background and experience of a director nominee in the context of the overall composition of the Board of Directors at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. Candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

During the year ended December 31, 2021, the Nominating and Corporate Governance Committee met four times.

Research and Development Committee

Dr. Rowinsky is the chair and Dr. Kauffman and Dr. Bunn are the other members of the Research and Development Committee. The Board of Directors has determined, upon the recommendation of the Nominating and Corporate Governance Committee, that each member of the Research and Development Committee is “independent” within the meaning of the rules and regulations of Nasdaq.

The primary responsibilities of the Research and Development Committee include: (a) assist management and the Board in general oversight of its research and development program goals and objectives, (b) provide advice on key medical and regulatory documents, (c) assist management and the Board in its oversight of the Company’s major acquisitions and business development activities, (d) serve as a resource regarding the scientific and technological aspects of product safety matters, (e) assist management and the Board in recruitment and retention of scientific talent with special focus on physician scientists, (f) assist management and the Board on the scientific, technical, and medical aspects of transactions that require Board approval, (g) identify and assess significant new and emerging trends and developments in research and development and science and their potential impact to the Company and (h) performing an annual self-evaluation of its own performance.

During the year ended December 31, 2021, the Research and Development Committee met two times.

Board of Directors Leadership Structure

Dr. Kauffman, an independent member of our Board of Directors, has served as the Lead Director of our Board of Directors since June 2016. The independent members of the Board of Directors periodically review the Board’s leadership structure and have determined that Verastem and our stockholders are well served with the current structure.

The Board of Directors provides oversight of our management and affairs. Dr. Kauffman, as the Lead Director, presides over the meetings of the independent directors and also serves as the chair of the Compensation Committee and as a member of the Audit and Research and Development Committees. Dr. Kauffman’s leadership encourages open discussion and deliberation, with a thoughtful evaluation of risk, to support the Board’s decision-making. Dr. Kauffman’s leadership also encourages communication among the directors, and between management and the Board of Directors, to facilitate productive working relationships.

The Board of Director’s Role in Risk Oversight

The Board of Directors plays an important role in risk oversight through direct decision-making authority with respect to significant matters as well as through the oversight of management by the Board of Directors and its committees. While the Chief Executive Officer and other members of our senior leadership team are responsible for the day to day management of risk, our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right tone at the highest level of the organization by overseeing our risk profile and assisting management in addressing specific risks (e.g., strategic and competitive risks, financial risks, brand and reputation risks, legal and compliance risks, regulatory risks, operational risks, cybersecurity and COVID-19 risks).

In particular, the Board of Directors administers its risk oversight function through (a) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that we face, (b) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (c) the direct oversight of specific areas of our business by the Audit, Compensation, Nominating and Corporate Governance, and Research and Development Committees, and (d) regular periodic reports from our independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting our Company to the attention of the Board of Directors or relevant committees of the Board of Directors.

The Audit Committee is responsible for reviewing and discussing with management and the independent registered public accounting firm, our system of internal controls, our critical accounting practices, and policies relating to risk assessment and management. As part of this process, the Audit Committee discusses our major financial risk exposures and steps that management has taken to monitor and control such exposure. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or accounting matters. In addition, the Audit Committee oversees the status of the compliance program (policies, training, monitoring and audit of the Company) to ensure adherence to the applicable legal and regulatory standards and to the Code of Business Conduct and Ethics where there may be a material impact on the organization. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies, plans and arrangements and the extent to which those policies or practices may increase or decrease risk for the Company. The Nominating and Corporate Governance Committee oversees risks related to corporate governance matters and manages risks associated with the independence of our Board, potential conflicts of interest, and the effectiveness of the Board. The Research and Development Committee oversees risks concerning the research, development and technology aspects of the Company’s business.

Because of the role of the Board of Directors and its committees in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. The Board of Directors believes its current leadership structure enables it to effectively provide oversight with respect to such risks.

NON-EMPLOYEE DIRECTOR COMPENSATION

Under our non-employee director compensation policy, each non-employee director receives an annual base retainer of $45,000. In addition, our non-employee directors were entitled to receive the following cash compensation for Board and committee service in fiscal 2021, as applicable:

Board and Committee Positions	Fees
Lead Director	$25,000
Audit Committee Chairperson	$20,000
Audit Committee Member	$10,000
Compensation Committee Chairperson	$15,000
Compensation Committee Member	$7,000
Nominating and Corporate Governance Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Member	$5,000
Research and Development Committee Chairperson	$20,000
Research and Development Committee Member	$10,000

All amounts are paid in quarterly installments.

In addition, our non-employee directors receive stock options as compensation for their service on our Board of Directors. During 2021, newly appointed non-employee directors received a one-time initial award of an option to purchase shares of our common stock with respect to a number of shares as follows (a) 50,000 shares plus (b) a pro-rata amount equal to (i) 25,000 shares multiplied by (ii) the quotient of the number of days between the date the director commences Board service and the vesting end date for the equity awards granted to the non-employee directors on the last Annual Meeting Date preceding the date the director commences Board service, and 365 days, with such grant rounded down to the nearest whole share. The one-time initial award vests on a monthly basis until the vesting end date of awards granted to non-employee directors at the last annual meeting preceding the date the director commences Board service, subject to the director’s continued service on the Board of Directors. Thereafter, each non-employee director who was serving on the Board of Directors as of the prior year’s annual meeting of the Company’s stockholders receives an annual award of an option to purchase shares of our common stock, which vests on a monthly basis over a one-year period, subject to the director’s continued service on the Board of Directors (the Annual Grant). In 2021, the Annual Grant consisted of an option to purchase 25,000 shares of our common stock.

Mr. Stuglik, our Chief Executive Officer, does not receive compensation for his service as a director. Mr. Stuglik’s compensation is described under the heading “Named Executive Officer Compensation” below.

2021 Director Compensation

The following table summarizes the compensation paid to or earned by our directors during the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)		Total ($)
Timothy Barberich	70,000	71,763	—		141,763
Paul Bunn, M.D.	28,569	224,380	—		252,949
Gina Consylman (3)	56,875	71,763	—		128,638
John Johnson	59,597	71,763	—		131,360
Michael Kauffman, M.D., Ph.D.	87,000	71,763	—		158,763
Michelle Robertson	8,125	136,313	—		144,438
Eric Rowinsky, M.D.	62,792	71,763	88,000	(5)	222,555
Lesley Solomon	31,167	224,380	—		255,547
Bruce Wendel (4)	25,000	43,837	—		68,837

(1)	Amounts shown represent the aggregate grant date fair value of stock option awards granted to the director and calculated in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718 (FASB ASC Topic 718). For information regarding assumptions underlying the value of stock awards, see Note 9 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Significant Judgments and Estimates—Stock-Based Compensation,” of our Annual Report on Form 10-K for the year ended December 31, 2021.
(2)	The number of stock options awarded to any non-employee director who received a grant during 2021 was 25,000 options, with the exception of Mses. Robertson and Solomon and Messrs. Bunn and Wendell. Mses. Robertson and Solomon, and Dr. Bunn received 63,493 stock options, 73,356 stock options, and 73,356 stock options, respectively. The stock options granted to Mses. Robertson and Solomon, and Dr. Bunn reflect 50,000 stock options as a result of their new appointment in 2021 plus 13,493 stock options, 23,356 stock options, and 23,356 stock options, respectively, to reflect the time they served on the Board in 2021 and a portion of 2022. Mr. Wendel received 20,000 stock options to reflect his contributions and service over the five years Mr. Wendel served on the Board of Directors. As of December 31, 2021, the aggregate number of stock options held by each non-employee director was as follows: Mr. Barberich, 222,597 stock options; Dr. Bunn, 73,356 stock options; Ms. Consylman, 100,895 stock options; Mr. Johnson, 102,602 stock options; Dr. Kauffman, 236,976 stock options; Ms. Robertson, 63,493 stock options; Dr. Rowinsky, 150,891 stock options; Ms. Solomon, 73,356 stock options; and Mr. Wendel, 170,000 stock options.
(3)	Ms. Consylman resigned from our Board of Directors effective November 15, 2021.
(4)	Mr. Wendel did not stand for re-election at the annual meeting of our stockholders in 2021 and his term as a director expired on May 18, 2021. On May 18, 2021, we entered into a consulting agreement with Mr. Wendel through June 30, 2022.
(5)	Amount represents fees paid to Dr. Rowinsky in respect of his consulting services for fiscal year 2021. In the absence of a Chief Medical Officer, Dr. Rowinsky serviced in a consulting role from March 2019 to November 2021. Due to the hiring of a Chief Medical Officer in September 2021 and the formation of the Research and Development Committee, it is expected that Dr. Rowinsky will no longer service in a consulting role going forward.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the Verastem audited financial statements for the year ended December 31, 2021, and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. Verastem management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP all communications required under the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Ernst & Young LLP with the Audit Committee.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required under the PCAOB, which requires that independent registered public accounting firms annually disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young LLP its independence from Verastem.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Verastem Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

Respectfully submitted by the
Audit Committee,

Michelle Robertson, Chair

Timothy Barberich

Lesley Solomon

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders.

Ernst & Young LLP has served as our independent registered public accounting firm since 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement at the Annual Meeting if they desire to do so, and they will be available to respond to appropriate questions.

The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young LLP, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

Principal Accountant Fees and Services

We regularly review the services and fees of our independent accountants. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed and accrued for the fiscal years ended December 31, 2021 and 2020 for each of the following categories of services are as follows:

Fee Category	2021 ($)	2020 ($)
Audit Fees	697,000	953,650
Audit-Related Fees	350,000	—
Tax Fees	114,060	99,500
All Other Fees	—	—
Total Fees	1,161,060	1,053,150

Audit Fees. Consist of fees billed and accrued for professional services rendered for the audit of our annual financial statements, the review of interim financial statements and services provided in connection with our registration statements.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. Consist of fees billed for tax compliance, tax advice and tax planning and includes fees for tax return preparation.

All Other Fees. Consist of fees billed for products and services, other than those described above under Audit Fees, Audit-Related Fees and Tax Fees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL NO. 2 ON YOUR PROXY CARD

PROPOSAL NO. 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The compensation-related disclosure elsewhere in this proxy statement describes the structure and amounts of the compensation of our named executive officers for fiscal year 2021. The Compensation Committee and our Board of Directors believe that our executive compensation strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our stockholders.

As required by Section 14A of the Exchange Act, our Board of Directors is asking our stockholders to cast a non-binding advisory vote FOR the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.

Our Board of Directors is asking that our stockholders support this proposal, commonly referred to as the “say-on-pay” vote. Although this advisory vote is non-binding, we value the views of our stockholders and our Board of Directors and Compensation Committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3 ON YOUR PROXY CARD)

NAMED EXECUTIVE OFFICER COMPENSATION

This section provides an overview of the compensation awarded to, earned by, or paid to our named executive officers in respect of their service to us for our fiscal year ended December 31, 2021. Our named executive officers are:

●	Brian Stuglik, our Chief Executive Officer;
●	Daniel Paterson, our President and Chief Operating Officer; and
●	Robert Gagnon, our Chief Business and Financial Officer.

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned during the fiscal year indicated by our named executive officers for fiscal years 2021 and 2020.

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Brian M. Stuglik	2021	600,000	1,527,058	1,249,896	390,000	48,390	3,815,344
Chief Executive Officer	2020	609,231	1,274,700	1,039,353	507,000	42,390	3,472,674
Daniel Paterson	2021	460,000	494,790	628,538	230,000	20,390	1,833,718
President and Chief Operating Officer	2020	467,077	928,807	693,132	299,000	14,030	2,402,046
Robert Gagnon	2021	415,000	571,960	515,563	174,000	20,390	1,696,913
Chief Business and Financial Officer	2020	421,385	706,490	347,109	215,800	14,030	1,704,814

(1)	The amount shown in this column represents the dollar amount of the aggregate grant date fair value of time-based restricted stock unit awards granted during the year determined in accordance with FASB ASC Topic 718. For information regarding assumptions underlying the value of stock awards, see Note 9 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation,” of our Annual Report on Form 10-K for the year ended December 31, 2021.
(2)	The amounts reflect the aggregate grant date fair value of option awards granted during the year computed in accordance with the provisions of FASB ASC Topic 718. For information regarding assumptions underlying the value of option awards, see Note 9 to our financial statements and the discussion under Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock-Based Compensation,” of our Annual Report on Form 10-K for the year ended December 31, 2021.
(3)	The amounts shown for non-equity incentive plan compensation represent annual bonus amounts earned for the fiscal years ended December 31, 2021 and 2020. Bonus amounts earned for 2021 were paid in 2022, and bonus amounts earned for 2020 were paid in 2021.
(4)	The amounts shown represent the sum of 401(k) contributions, health savings account contributions, and the dollar value of life insurance premiums paid by the Company for each named executive officer. The amount for Mr. Stuglik for 2021 and 2020 includes a housing stipend ($30,000).

Company Performance Highlights

Since Mr. Stuglik’s appointment as our Chief Executive Officer on July 29, 2019, we have transformed the Company through our strategic shift with the sale of COPIKTRA in 2020 to focus on advancing our rapidly accelerated fibrosarcoma (RAF)/ mitogen-activated protein kinase kinase (MEK), and focal adhesion kinase (FAK) development programs. Since July 29, 2019, we delivered a +43.4% total shareholder return through December 31, 2021. In 2021, we continue to report strong enrollment in our company sponsored, registration directed trials entitled RAF and MEK program (RAMP) 201 and RAMP 202, investigating low-grade serous ovarian cancer (LGSOC) and non small cell lung cancer (NSCLC), respectively, as further outlined below. In 2021, we continued to deliver strong operational performance and reduced expenses with total selling, general and administrative expense (SG&A) and research and development (R&D) expenses of $63.5 million, compared to $104.1 million in 2020 and $147.0 million in 2019. Key highlights included:

●	In May 2021, the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy designation for the combination of VS-6766 and defactinib for the treatment of all patients with recurrent LGSOC, regardless of KRAS status after one or more prior lines of therapy, including platinum-based chemotherapy;
●	Continued progress with our company-sponsored, registration-directed Phase 2 clinical trial RAMP 201 investigating VS-6766 alone and in combination with defactinib for the treatment of recurrent LGSOC. In January 2022, we reported that target enrollment in the selection phase was completed and enrollment continues in the expansion phase;
●	Continued progress with our company-sponsored, registration-directed Phase 2 clinical trial RAMP 202 investigating VS-6766 alone and in combination with defactinib for the treatment KRAS G12V NSCLC. In March 2022, we reported that planned enrollment in the selection phase was complete;
●	In September 2021, we entered into a clinical collaboration agreement with Amgen, Inc. (Amgen) to evaluate VS-6766 in combination with Amgen’s KRAS-G12C inhibitor, LUMAKRAS™ (sotorasib), in patients with KRAS G12C-mutant NSCLC in a Phase 1/2 trial entitled RAMP 203;
●	In November 2021, we entered into a clinical collaboration agreement with Mirati Therapeutics, Inc. (Mirati) to evaluate VS-6766 in combination with Mirati’s investigational KRAS-G12C inhibitor, adagrasib, in patients with KRAS G12C-mutant NSCLC in a Phase 1/2 trial entitled RAMP 204; and
●	We converted all of our $28.0 million aggregate principal of the 2020 5.00% Convertible Senior Notes due 2048 in exchange for approximately 8.6 million shares of common stock. The conversion preserved approximately $31.2 million in cash, including $3.2 million in future interest payments that would have been payable through November 1, 2023.

2021 Base Salary and Bonus

The employment agreement with each named executive officer, described below, establishes a base salary for such officer, which is subject to discretionary increase. None of our executive officers are entitled to a guaranteed salary increase. Each of our named executive officers are paid a base salary reflecting his skill set, experience, performance, role and responsibilities. The base salaries are provided to our executives to attract, retain, and reward talented executives needed to drive our business. None of our named executive officers received a salary increase in 2021.

As described below, each named executive officer has a target annual bonus based on his base salary earned with respect to the applicable year, as set forth in his employment agreement. Our executives are provided a cash bonus incentive to promote and reward the achievement of short-term objectives that directly correlate to the enhancement of long-term stockholder value, as well as facilitate executive retention. Each named executive officer’s target annual bonus for 2021, as a percentage of base salary, was: Mr. Stuglik, 65%; Mr. Paterson, 50%; and Mr. Gagnon, 40%. Annual

bonuses for 2021 for our named executive officers were based on the achievement of performance metrics established by our Compensation Committee. For 2021, our Compensation Committee set performance metrics which included: (1) clinical development goals for our registration directed clinical trial investigating VS-6766 as a monotherapy and in combination with defactinib in patients with LGSOC entitled RAMP 201, and our registration directed clinical trial investigating VS-6766 as a monotherapy and in combination with defactinib in patients with NSCLC entitled RAMP 202, (2) certain business development goals including initiation of a combination partnership and (3) certain investor goals. For 2021, each named executive officer received annual bonuses in the following amounts: Mr. Stuglik, $390,000; Mr. Paterson $230,000; and Mr. Gagnon, $174,000. The bonus payout amounts for each named executive officer was determined by our Compensation Committee based on determining that we had met our corporate goals for 2021.

Agreements with Named Executive Officers

We have entered into an employment agreement with each of our named executive officers. Each of the employment agreements provides that employment will continue for an indefinite period until either the Company or the employee provides written notice of termination in accordance with the terms of the agreement. The terms “cause”, “good reason” and “change in control” referred to below are defined in each named executive officer’s employment agreement.

Brian M. Stuglik

Pursuant to his employment agreement, Mr. Stuglik was entitled to an initial base salary of $600,000, subject to increase from time to time by the Board of Directors. Effective January 1, 2021, Mr. Stuglik’s annual base salary was $600,000. Pursuant to his employment agreement, Mr. Stuglik is eligible to receive a bonus of 65% of his annual base salary and a perquisite allowance at a rate of $2,500 per month. Subject to Mr. Stuglik’s execution of an effective release of claims, Mr. Stuglik would be entitled to the severance payments described below if we terminate his employment without cause or if Mr. Stuglik terminates his employment for good reason.

If Mr. Stuglik’s employment is terminated by us without cause or by Mr. Stuglik for good reason, absent a change in control, as defined in his employment agreement, we would be obligated (1) to pay Mr. Stuglik his base salary for a period of 12 months following the termination of his employment, (2) to accelerate the vesting of the portion of any outstanding stock options, restricted stock, and restricted stock units held by Mr. Stuglik that, by their terms, vest only based on the passage of time and that would have vested during the 12-month period following the termination of his employment, (3) to pay Mr. Stuglik any bonus which has been awarded, but not yet paid on the date of termination, (4) to pay Mr. Stuglik a pro-rata portion of his target annual bonus amount for the year in which the termination occurs, calculated based on the number of days Mr. Stuglik was employed by us in such year and (5) if Mr. Stuglik exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Stuglik a monthly cash amount equal to the full premium cost of that participation for 12 months following such termination of employment (or, if earlier, until the time when Mr. Stuglik becomes eligible to enroll in the health or dental plan of a new employer).

If Mr. Stuglik’s employment is terminated by us without cause or by Mr. Stuglik for good reason, in each case within 90 days prior to, or within 18 months following, a change in control, we would be obligated (1) to pay Mr. Stuglik a lump sum amount equal to 18 months of his base salary, (2) to accelerate the vesting of all outstanding stock options, restricted stock and restricted stock units held by Mr. Stuglik that, by their terms, vest only based on the passage of time (to the extent not already vested by their terms in connection with the change in control), (3) to pay Mr. Stuglik any bonus which has been awarded, but not yet paid on the date of termination, (4) to pay Mr. Stuglik a pro-rata portion of his target annual bonus amount for the year in which the termination occurs, calculated based on the number of days Mr. Stuglik was employed by us in such year and (5) if Mr. Stuglik exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Stuglik a monthly cash amount equal to the full premium cost of that participation for 18 months following such termination of employment (or, if earlier, until the time when provided that such benefits shall end when Mr. Stuglik becomes eligible to enroll in the health or dental plan of a new employer).

Daniel Paterson

Pursuant to his employment agreement, entered into as of March 1, 2012, Mr. Paterson was entitled to an initial base salary of $300,000, subject to increase from time to time by the Board of Directors and which has subsequently been increased. Effective January 1, 2021, Mr. Paterson’s annual base salary was $460,000. Pursuant to his employment agreement, Mr. Paterson is eligible to receive a bonus of 35% of his annual base salary, which has subsequently been increased. Subject to Mr. Paterson’s execution of an effective release of claims, Mr. Paterson would be entitled to the severance payments described below if we terminate his employment without cause or if Mr. Paterson terminates his employment for good reason.

If Mr. Paterson’s employment is terminated by us without cause or by Mr. Paterson for good reason, absent a change in control, as defined in his employment agreement, we would be obligated (1) to pay Mr. Paterson his base salary for a period of nine months following the termination of his employment, (2) to pay Mr. Paterson any bonus which has been awarded, but not yet paid on the date of termination (3) to accelerate the vesting of the portion of any stock options, restricted stock, and restricted stock units granted prior to the date of his amended and restated employment agreement that, by their terms, vest only based on the passage of time and that would have vested during the nine-month period following the termination of his employment and (4) if Mr. Paterson exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Paterson a monthly cash amount equal to the full premium cost of that participation for nine months following such termination of employment (or, if earlier, until the time when Mr. Paterson becomes eligible to enroll in the health or dental plan of a new employer).

If Mr. Paterson’s employment is terminated by us without cause or by Mr. Paterson for good reason, in each case within 90 days prior to, or within 18 months following, a change in control, we would be obligated (1) to pay Mr. Paterson a lump sum amount equal to 12 months of his then-current annual base salary, (2) to accelerate the vesting of all outstanding stock options, restricted stock and restricted stock units that, by their terms, vest only based on the passage of time (to the extent not already vested by their terms in connection with the change in control), (3) to pay Mr. Paterson any bonus which has been awarded, but not yet paid on the date of termination and (4) if Mr. Paterson exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Paterson a monthly cash amount equal to the full premium cost of that participation for 12 months following such termination of employment (or, if earlier, until the time when provided that such benefits shall end when Mr. Paterson becomes eligible to enroll in the health or dental plan of a new employer).

Robert Gagnon

Pursuant to his employment agreement, Mr. Gagnon is entitled to an initial base salary of $380,000, subject to increase from time to time by the Board of Directors, and which has subsequently been increased. Effective January 1, 2021, Mr. Gagnon’s annual base salary was $415,000. Pursuant to his employment agreement, Mr. Gagnon is eligible to receive a bonus of 40% of his annual base salary. Subject to Mr. Gagnon’s execution of an effective release of claims, Mr. Gagnon would be entitled to the severance payments described below if we terminate his employment without cause or if Mr. Gagnon terminates his employment for good reason.

If Mr. Gagnon’s employment is terminated by us without cause or by Mr. Gagnon for good reason, absent a change in control, as defined in his employment agreement, we would be obligated (1) to pay Mr. Gagnon his base salary for a period of nine months following the termination of his employment, (2) to pay Mr. Gagnon any bonus which has been awarded, but not yet paid on the date of termination and (3) if Mr. Gagnon exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Gagnon a monthly cash amount equal to the full premium cost of that participation for nine months following such termination of employment (or, if earlier, until the time when Mr. Gagnon becomes eligible to enroll in the health or dental plan of a new employer).

If Mr. Gagnon’s employment is terminated by us without cause or by Mr. Gagnon for good reason, in each case within 90 days prior to, or within 18 months following, a change in control, we would be obligated (1) to pay Mr. Gagnon a lump sum amount equal to 12 months of his then-current annual base salary, (2) to accelerate the vesting of all outstanding stock options, restricted stock and restricted stock units that, by their terms, vest only based on the passage of time (to the extent not already vested by their terms in connection with the change in control), (3) to pay Mr. Gagnon any bonus which has been awarded, but not yet paid on the date of termination and (4) if Mr. Gagnon exercises his right to continue participation in our health and dental plans under the federal law known as COBRA, to pay Mr. Gagnon a monthly cash amount equal to the full premium cost of that participation for 12 months following such termination of employment (or, if earlier, until the time when provided that such benefits shall end when Mr. Gagnon becomes eligible to enroll in the health or dental plan of a new employer).

2021 Equity-Based Compensation

Our use of equity awards is intended to align our named executive officers’ interests with the interests of our stockholders by providing an incentive to increase long-term stockholder value. Furthermore, we believe that in the biopharmaceutical industry, equity awards are a primary motivator to attract and retain executives. We determine the size and frequency of awards based on numerous factors, including the executive’s skills and experience, the executive’s responsibilities, internal equity, and competitive market data. Additionally, we believe that our use of long-term incentive awards is a key mechanism to reward successful performance by our named executive officers.

Annual Equity Grants

Our practice is to grant annual equity awards to our executive officers in the fourth quarter of each calendar year. The awards consist of a time-based stock option component, which provides alignment with our stockholders and a material incentive to increase shareholder value, and a time-based restricted stock unit component, which fosters both incentive and retention value. The stock option awards vest as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date, generally subject to each executive officer’s continued employment with us. The stock option awards have a 10-year term and the exercise price is set at the fair market value on the date of grant. The restricted stock unit awards vest as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date, generally subject to each executive officer’s continued employment with us. On December 15, 2021, our executive officers received the following awards:

Named Executive Officer	# Stock Options	# Restricted Stock Units
Brian M. Stuglik	737,000	363,000
Daniel Paterson	368,500	181,500
Robert Gagnon	301,500	148,500

Performance-based Equity Grants

From time-to-time our Compensation Committee has determined it to be in the best interests of our stockholders to provide additional grants of performance-based equity with vesting tied to milestones or objectives that are directly linked to shareholder value. On June 24, 2021, each of our named executive officers was granted restricted stock units under the 2021 Equity Incentive Plan (2021 Plan), which vest upon certain performance targets as follows:

●	50% of the restricted stock units vest upon the date the Company initiates its first clinical trial investigating the combination of (i) one of the Company’s owned or licensed compounds and (ii) a compound owned or licensed by a company not affiliated with the Company, as evidenced by the dosing of the first subject in such trial, and
●	50% of the restricted stock units vest upon receipt by the Company of the $35.0 million regulatory milestone due upon receipt of regulatory approval of COPIKTRA in the United States for treatment of peripheral T-cell lymphoma (PTCL) pursuant to the Secura Bio, Inc. Asset Purchase Agreement (Secura APA) or entry by the Company into a definitive agreement pursuant to which the Company transfers all or a substantial portion of its right to additional payments under the Secura APA to an unaffiliated third party in exchange for consideration payable to the Company.

In each instance, vesting is generally subject to the executive officer’s continued employment with us. Our executive officers received awards of performance-based restricted stock units as follows:

Named Executive Officer	# Performance-based Restricted Stock Units
Brian M. Stuglik	50,000
Daniel Paterson	15,000
Robert Gagnon	50,000

One-time Replacement Grant to our CEO

On December 31, 2020, Mr. Stuglik voluntarily forfeited 191,828 of the restricted stock units granted to him on December 18, 2020 to alleviate an administrative concern under the Company’s Amended and Restated 2012 Incentive Plan (2012 Plan). In order to ensure the replacement award was competitive with peer group awards, as the original award was intended, on March 25, 2021, Mr. Stuglik was granted 191,828 restricted stock units under the 2012 Plan, which vest as to 25% of the shares underlying the award on December 18, 2021 and, thereafter, as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until December 18, 2024, generally subject to Mr. Stuglik’s continued employment with us. As a result of this replacement grant, which had a grant date fair value of $448,878, Mr. Stuglik’s total compensation in the Summary Compensation Table above increased from 2020 to 2021. Absent this award, Mr. Stuglik’s total compensation would have decreased from the prior year.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2021.

Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($/share)		Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($) (1)	Equity incentive plan awards: number of unearned shares of stock that have not vested (#)		Equity incentive plan awards: market value of unearned shares of stock that have not vested ($) (1)
Brian Stuglik	50,000	—	—	$4.92	(2)	9/5/2027	—		—	—		—
	92,397	—	—	$1.81	(3)	6/21/2029	—		—	—		—
	375,000	125,000	—	$1.43	(4)	7/29/2029	—		—	—		—
	100,000	—	—	$1.43	(5)	7/29/2029	—		—	—		—
	—	—	—	—		—	67,500	(6)	$138,375	—		—
	100,000	—	—	$1.34	(7)	12/13/2029	—		—	—		—
	—	—	—	—		—	8,961	(8)	$18,370	—		—
	152,832	458,496	—	$2.20	(9)	12/18/2030	—		—	—		—
	—	—	—	—		—	143,871	(10)	$294,936	—		—
	—	—	—	—		—	—		—	50,000	(11)	$102,500
	—	737,000	—	$2.36	(12)	12/15/2031	—		—	—		—
	—	—	—	—		—	363,000	(13)	$744,150	—		—
Daniel Paterson	80,000	—	—	$9.85	(14)	1/15/2023	—		—	—		—
	100,000	—	—	$13.59	(15)	1/7/2024	—		—	—		—
	100,000	—	—	$13.59	(16)	1/7/2024	—		—	—		—
	144,786	—	—	$9.19	(17)	1/8/2025	—		—	—		—
	134,000	—	—	$2.13	(18)	11/8/2025	—		—	—		—
	66,000	—	—	$1.86	(19)	12/31/2025	—		—	—		—
	100,000	—	—	$1.37	(20)	6/13/2026	—		—	—		—
	150,000	—	—	$1.20	(21)	1/8/2027	—		—	—		—
	70,313	4,687	—	$2.97	(22)	1/5/2028	—		—	—		—
	45,000	—	—	$2.97	(23)	1/5/2028	—		—	—		—
	51,565	23,435	—	$3.51	(24)	1/3/2029	—		—	—		—
	—	—	75,000	$3.51	(25)	1/3/2029	—		—	—		—
	250,000	—	—	$1.81	(26)	6/21/2029	—		—	—		—
	200,000	—	—	$1.34	(7)	12/13/2029	—		—	—		—
	75,000	75,000	—	$1.34	(27)	12/13/2029	—		—	—		—
	—	—	—	—		—	101,889	(8)	$208,872	—		—
	101,888	305,664	—	$2.20	(9)	12/18/2030	—		—	—		—
	—	—	—	—		—	—		—	15,000	(11)	$30,750
	—	368,500	—	$2.36	(12)	12/15/2031	—		—	—		—
	—	—	—	—		—	181,500	(13)	$372,075	—		—
Robert Gagnon	284,375	65,625	—	$9.43	(28)	8/28/2028	—		—	—		—
	34,375	15,625	—	$3.51	(24)	1/3/2029	—		—	—		—
	—	—	50,000	$3.51	(25)	1/3/2029	—		—	—		—
	250,000	—	—	$1.81	(26)	6/21/2029	—		—	—		—
	125,000	—	—	$1.34	(7)	12/13/2029	—		—	—		—
	62,500	62,500	—	$1.34	(27)	12/13/2029	—		—	—		—
	—	—	—	—		—	50,944	(8)	$104,435	—		—
	50,944	152,832	—	$2.20	(9)	12/18/2030	—		—	—		—
	—	—	—	—		—	—		—	50,000	(11)	$102,500
	—	301,500	—	$2.36	(12)	12/15/2031	—		—	—		—
	—	—	—	—		—	148,500	(13)	$304,425	—		—

(1)	This amount was calculated by multiplying the number of restricted stock units subject to the award by the closing price of our common stock on December 31, 2021 ($2.05).
(2)	This option was granted on September 5, 2017. The option vested evenly on a monthly basis over a one-year period.
(3)	This option was granted on June 21, 2019. The option vested evenly on a monthly basis over a one-year period.
(4)	This option was granted on July 29, 2019. This option vested as to 33 1/3% of the shares underlying the option on July 29, 2020 and vests as to an additional 8.33% of the shares underlying the option at the end of each successive three-month period following July 29, 2020 until July 29, 2022.
(5)	This option was granted on July 29, 2019. This option vested based upon certain COPIKTRA net sales targets.
(6)	This restricted stock unit award was granted on July 29, 2019. The restricted stock unit vested as to 33 1/3% of the shares underlying the award on July 29, 2020 and vests as to an additional 8.33% of the shares underlying the award at the end of each successive three-month period following July 29, 2020 until July 29, 2022.
(7)	This option was granted on December 13, 2019. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date and vested as to 12.5% of the shares underlying the option at the end of each successive three-month period following the first anniversary of grant date until second anniversary of the grant date.
(8)	The restricted stock unit award was granted on December 18, 2020. The restricted stock unit vested as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(9)	This option was granted on December 18, 2020. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(10)	The restricted stock unit award was granted on March 25, 2021. The restricted stock unit vested as to 25% of the shares underlying the award on December 18, 2021 and, thereafter, as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until December 18, 2024
(11)	The restricted stock unit award was granted on June 24, 2021. The restricted stock unit vests upon certain performance targets as follows: 50% of the shares vest upon the date the Company initiates its first clinical trial investigating the combination of (i) one of the Company’s owned or licensed compounds and (ii) a compound owned or licensed by a company not affiliated with the Company, as evidenced by the dosing of the first subject in such trial, and the remaining 50% of shares vest upon receipt by the Company of the $35.0 million regulatory milestone due upon receipt of regulatory approval of COPIKTRA in the United States for treatment of PTCL pursuant to the Secura APA or entry by the Company into a definitive agreement pursuant to which the Company transfers all or a substantial portion of its right to additional payments under the Secura APA to an unaffiliated third party in exchange for consideration payable to the Company.
(12)	This option was granted on December 15, 2021. The option vests as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(13)	The restricted stock unit award was granted on December 18, 2021. The restricted stock unit vests as to 25% of the shares underlying the award on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the award at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(14)	This option was granted on January 15, 2013. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(15)	This option was granted on January 7, 2014. The option vested as to 25% of the shares underlying the option on July 1, 2014 and, thereafter, as to 6.25% of the shares underlying the option on the last day of each calendar quarter after such date, through June 30, 2017.
(16)	This option was granted on January 7, 2014. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option on the last day of each calendar quarter after such date, through December 31, 2017.
(17)	This option was granted on January 8, 2015. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(18)	This option was granted on November 9, 2015. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date and as to the remaining 50% of the shares underlying the option on the second anniversary of the grant date.
(19)	This option was granted on January 1, 2016. The option vested as to 50% of the shares underlying the option on November 9, 2016 and as to the remaining 50% of the shares underlying the option on November 9, 2017.
(20)	This option was granted on June 14, 2016. The option vested as to 50% of the shares underlying the option upon satisfaction of a certain performance milestone by June 2017, and as to the remaining 50% of the shares underlying the option upon satisfaction of a certain performance milestone in September 2017.
(21)	This option was granted on January 9, 2017. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.
(22)	This option was granted on January 5, 2018. The option vested as to 25% of the shares underlying the option on January 1, 2019 and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until January 1, 2022.
(23)	This option was granted on January 5, 2018. The option vested based on the achievement of certain performance milestones by June 30, 2018, and by March 31, 2019.
(24)	This option was granted on January 3, 2019. The option vested as to 25% of the shares underlying the option on January 1, 2020 and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until January 1, 2023.

(25)	This option was granted on January 3, 2019. The option vests as to: (a) 40% of the shares underlying the option upon the date on which the closing price per share of the common stock is at least $10.00 on at least 20 (whether or not consecutive) of the preceding 30 trading days, (b) 40% of the shares underlying the option upon the date on which the closing price per share of the common stock is at least $15.00 on at least 20 (whether or not consecutive) of the preceding 30 trading days, and (c) 20% of the shares underlying the option upon the date on which the closing price per share of the common stock is at least $20.00 on at least 20 (whether or not consecutive) of the preceding 30 trading days.
(26)	This option was granted on June 21, 2019. The option vested as to 50% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vested as to 12.5% of the shares underlying the option on each successive three month period after such date until the second anniversary of the grant date.
(27)	This option was granted on December 13, 2019. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period after such date until the fourth anniversary of the grant date.
(28)	This option was granted on August 28, 2018. The option vested as to 25% of the shares underlying the option on the first anniversary of the grant date and, thereafter, vests as to 6.25% of the shares underlying the option at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date.

Employee Benefit Plans

We currently provide broad-based health and welfare benefits that are available to all of our employees, including our named executive officers, including medical, dental, vision, life and disability insurance. We maintain a defined contribution employee retirement plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. Employee contributions may be made on a pre-tax basis or after-tax (Roth) basis. Effective January 1, 2021, the 401(k) plan provides for employer matching contributions equal to 100% of employee deferral contributions up to a deferral rate of 6% of eligible compensation. Other than the 401(k) plan, we do not provide any qualified or non-qualified retirement or deferred compensation benefits to our employees, including our named executive officers.

Payments on Termination of Employment or Change in Control

Each of our named executive officers is a party to an employment agreement with us that provides for certain payments and benefits in connection with a qualifying termination of his employment, including in the context of a change in control, as described in “Agreements with Named Executive Officers” above.

In addition, other than in respect of certain performance-based awards, in the event of a change in control, any portion of an equity award held by an employee (including an award held by any current executive officer) that is outstanding and unvested immediately prior to the change in control will become fully vested and, if applicable, exercisable, immediately prior to such change in control.

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2021. As of December 31, 2021, we had four equity compensation plans, the

2012 Plan, 2021 Plan, Inducement Award Program, and 2018 Employee Stock Purchase Plan (2018 ESPP). Each of the 2012 Plan, the 2021 Plan and the 2018 ESPP was approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders(1)	17,364,718	$3.43	19,476,697
Equity compensation plans not approved by security holders(2)	1,704,384	$4.87	2,285,421
Total	19,069,102	$3.56	21,762,118

(1)	Includes information regarding the 2012 Plan, 2021 Plan, and the 2018 ESPP.

(2)	Includes stock options granted to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to such employees entering into employment with the Company. The terms of these stock options are consistent with stock options granted under the Company’s 2012 Plan. The number of shares remaining available for future issuance reflects shares reserved by the Board of Directors for future issuance to new employees in accordance with Nasdaq Listing Rule 5635(c)(4) as an inducement material to such employees entering into employment with the Company.

Competitive Market Data

Market practices are one of the considerations taken into account when determining the compensation of our executive officers. Our Compensation Committee used peer group compensation data as a reference point in setting pay levels for executives for fiscal 2021. These peers were chosen primarily based on selection criteria, as defined by our Compensation Committee. In the selection process, the Compensation Committee sought to develop a group that reflects Verastem’s current and projected near-term state by blending companies (i) in early stage development, (ii) in oncology or rare disease, and (iii) targeted therapy. We selected companies which have achieved a market capitalization between approximately $250,000,000 and $2,000,000,000. During the peer selection process, preference was given to Massachusetts-based companies, companies pursuing oncology indication or rare disease, and with an employee workforce between 50 and 200 employees as of the last fiscal year. Our Compensation Committee determined that our peer group to be used for 2021 compensation comparisons and decisions would be as follows:

AVEO Pharmaceuticals, Inc.	ImmunoGen, Inc.
AVROBIO, Inc.	Infinity Pharmaceuticals, Inc.
Cardiff Oncology, Inc.	Intellia Therapeutics, Inc.
Celldex Therapeutics, Inc.	Kura Oncology, Inc.
Constellation Pharmaceuticals, Inc.	MEI Pharma, Inc.
Dicerna Pharmaceuticals, Inc.	Mersana Therapeutics, Inc.
Editas Medicine Inc.	Rigel Pharmaceuticals, Inc.
Epizyme, Inc.	Rubius Therapeutics, Inc.
Five Prime Therapeutics, Inc.	Scholar Rock Holding Corporation
Flexion Therapeutics, Inc.	Syros Pharmaceuticals, Inc.
Genocea Biosciences, Inc.

No “Gross-Ups”

We do not now, and expect not to in the future, provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers.

Prohibition on Hedging and/or Pledging our Common Stock

We prohibit our employees, including our executives, consultants and directors from engaging in short sales of Company securities; purchasing or selling puts, calls or other derivative securities based on our securities; and entering into hedging transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of March 15, 2022 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table above), and all directors and executive officers as a group.

Shares of common stock subject to options, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after March 15, 2022 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 15, 2022, there were 186,295,339 shares of common stock outstanding.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% stockholders:
Entities associated with Baker Bros. Advisors LP (1) 860 Washington Street, 3rd Floor New York, NY 10014	21,491,630	11.5%
Entities Associated with BVF Partners (2) 44 Montgomery Street, 40th Floor San Francisco, CA 94104	18,506,158	9.9%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	12,328,248	6.6%

Directors and Executive Officers
Daniel Paterson (4)	2,116,442	1.1%
Brian M. Stuglik, R. Ph (5)	1,603,144	*
Robert Gagnon (6)	1,219,957	*
Timothy Barberich (7)	438,513	*
Michael Kauffman, M.D., Ph.D. (8)	241,504	*
Eric Rowinsky, M.D. (9)	148,807	*
John Johnson (10)	100,518	*
Paul Bunn, M.D.(11)	67,243	*
Lesley Solomon (12)	67,243	*
Michelle Robertson (13)	31,746	*
All executive officers and directors as a group (10 persons) (14)	6,035,117	3.2%

*Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Information is based on a Schedule 13G/A filed on February 14, 2022 with the SEC jointly by Baker Bros. Advisors LP (the "Adviser"), Baker Bros. Advisors (GP) LLC (the "Adviser GP"), Felix J. Baker and Julian C. Baker. As of close of business on December 31, 2021 (i) Baker Brothers Life Sciences L.P. (“Life Sciences”) beneficially owned 19,898,495 shares, and (ii) 667, L.P. (“667”, and together with Life Sciences, the “Funds”) beneficially owned 1,593,135 shares. The Adviser GP, Felix J. Baker and Julian C. Baker as managing members of the Adviser GP, and the Adviser may be deemed to be beneficial owners of securities of the Company directly held by the Funds.

The Adviser GP is the sole general partner of the Adviser. Pursuant to the management agreements, as amended, among the Adviser, Life Sciences and 667 and their respective general partners, the Funds’ respective general partners relinquished to the Adviser all discretion and authority with respect to the investment and voting power of the securities held by the Funds, and thus the Adviser has completed and unlimited discretion and authority with respect to the Funds’ investments and voting power over investments.

(2)	Information is based on a Schedule 13G/A filed on January 10, 2022 with the SEC jointly by Biotechnology Value Fund, L.P. ("BVF"), BVF I GP LLC ("BVF GP"), Biotechnology Value Fund II, L.P. ("BVF2"), BVF II GP LLC ("BVF2 GP"), Biotechnology Value Trading Fund OS LP ("Trading Fund OS"), BVF Partners OS Ltd. ("Partners OS"), BVF GP Holdings LLC ("BVF GPH"), BVF Partners L.P. ("Partners"), BVF Inc., and Mark N. Lampert (Mr. Lampert). As of the close of business on January 10, 2022, (i) BVF beneficially owned 9,578,709 shares, (ii) BVF2 beneficially owned 7,589,372 shares and (iii) Trading Fund OS beneficially owned 994,353 shares.

BVF GP, as the general partner of BVF, may be deemed to beneficially own the 9,578,709 shares beneficially owned by BVF. BVF2 GP, as the general partner of BVF2, may be deemed to beneficially own the 7,589,372 shares beneficially owned by BVF2. Partners OS, as the general partner of Trading Fund OS, may be deemed to beneficially own the 994,353 shares beneficially owned by Trading Fund OS. BVF GPH, as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 17,168,081 shares beneficially owned in the aggregate by BVF and BVF2. Partners, as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 18,506,158 shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, and a certain Partners managed account (the “Partners Managed Account”), including 343,724 Shares held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 18,506,158 shares beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 18,506,158 shares beneficially owned by BVF Inc.

BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2, Trading Fund OS, and the Partners Managed Account.

(3)	Information is based on a Schedule 13G/A filed on February 3, 2022 with the SEC by BlackRock, Inc. As of close of business on December 31, 2021, consists of 12,328,248 shares beneficially owned by BlackRock, Inc.
(4)	Consists of 193,129 shares of common stock held by The Paterson 1996 Living Trust and 197,362 shares of common stock held by Mr. Paterson and 1,717,460 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022, and 8,491 shares of common stock issuable pursuant to vesting of restricted stock units within 60 days of March 15, 2022.

(5)	Consists of 576,139 shares of common stock held by Mr. Stuglik, 991,770 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022, and 35,235 shares of common stock issuable pursuant to vesting of restricted stock units within 60 days of March 15, 2022.
(6)	Consists of 359,845 shares of common stock held by Mr. Gagnon and 855,867 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022, and 4,245 shares of common stock issuable pursuant to vesting of restricted stock units within 60 days of March 15, 2022.
(7)	Consists of 218,000 shares of common stock held by Mr. Barberich and 220,513 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022.
(8)	Consists of 6,612 shares of common stock held by Dr. Kauffman and 234,892 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022.
(9)	Consists of 148,807 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022.
(10)	Consists of 100,518 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022.
(11)	Consists of 67,243 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022.
(12)	Consists of 67,243 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022.
(13)	Consists of 31,746 shares of common stock issuable upon the exercise of stock options within 60 days of March 15, 2022.
(14)	Includes 4,436,059 shares of common stock issuable upon exercise of stock options within 60 days of March 15, 2022 and 47,971 shares of common stock issuable upon vesting of restricted stock units within 60 days of March 15, 2022.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of reports filed pursuant to Section 16(a), or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2021, all executive officers, directors and greater than 10% stockholders timely complied with all applicable filing requirements of Section 16(a), with the exception of (a) three late form 4 filings by Robert Gagnon to report the vesting of restricted stock units, the sale of shares to satisfy the payment of withholding tax liability incurred upon such vestings, and shares withheld to satisfy the payment of withholding tax liability incurred upon such vestings, (b) one late form 4 filing by Daniel Paterson to report the vesting of restricted stock units and the sale of shares to satisfy the payment of withholding tax liability incurred upon such vesting, and (c) five late form 4 filings by Brian Stuglik to report the vesting of restricted stock units, the sale of shares to satisfy the payment of withholding tax liability incurred upon such vestings, and shares withheld to satisfy the payment of withholding tax liability incurred upon such vestings.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

Transactions with related persons

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairperson of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit Committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

●	the related person’s interest in the related person transaction;
●	the approximate dollar value of the amount involved in the related person transaction;
●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
●	whether the transaction was undertaken in the ordinary course of our business;
●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
●	the purpose of, and the potential benefits to us of, the transaction; and
●	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and (c) the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

●	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

GENERAL MATTERS

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the “Investors—Corporate Governance” section of our website, which is located at https://investor.verastem.com. In addition, we intend to post on our website all disclosures that are required by law, the rules of the SEC or Nasdaq stock market listing standards concerning any amendments to, or waivers from, any provision of the code of business conduct and ethics.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at https://investor.verastem.com and going to the “Investors—Corporate Governance” section or by requesting a copy from the Secretary of the Company at our Needham, Massachusetts office.

Availability of Certain Documents

A copy of our 2021 Annual Report on Form 10-K has been posted on the internet along with this proxy statement. We will mail without charge, upon written request, a copy of our 2021 Annual Report on Form 10-K excluding exhibits. Please send a written request to our Corporate Secretary at:

Verastem, Inc.

117 Kendrick Street, Suite 500

Needham, MA 02494

Attention: Secretary

Only one copy of this proxy statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the proxy statement was delivered. You may make a written or oral request by sending a written notification to our Secretary at the address above, providing your name, your shared address, and the address to which we should direct the additional copy of the proxy statement. Multiple stockholders sharing an address who have received one copy of the proxy statement and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of the proxy statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 2, 2022.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, MA 02494. To be timely for the 2023 annual meeting, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days, before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 20 days before or 60 days after such anniversary date, we must receive the notice not more than 120 days before such meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting and the tenth day following the day on which we provide notice or public disclosure of the date of the meeting. Assuming the date of our 2022 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2023 annual meeting must notify us no earlier than January 12, 2023 and no later than February 11, 2023. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2023 annual meeting.

Communications with the Board of Directors

A stockholder may send general communications to our Board of Directors, any committee of our Board of Directors or any individual director by directing such communication to the Secretary, Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, Massachusetts 02494. All communications will be shared with the Lead Director, who will provide copies or summaries of such communications to the other directors as he considers appropriate.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors

/s/ Brian M. Stuglik
Brian M. Stuglik

Chief Executive Officer

April 1, 2022

- Go to www.proxyvote.com Go to www.virtualshareholdermeeting.com/VSTM2021 s.
VERASTEM, INC. 117 KENDRICK STREET, SUITE 500 NEEDHAM, MA 02494

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ______________________________
	Nominees:	◻	◻	◻
1a. John Johnson
1b. Michael Kauffman 1c. Eric Rowinsky

The Board of Directors recommends you vote FOR proposals:							For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.						◻	◻	◻
3.	To approve an advisory vote on the compensation of the named executive officers.						◻	◻	◻

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at https://materials.proxyvote.com/92337C

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VERASTEM, INC. Annual Meeting of Stockholders May 12, 2022 9:00 AM Eastern Time This proxy is solicited by the Board of Directors

Verastem, Inc., 117 Kendrick Street, Suite 500, Needham, MA 02494

Proxy Solicited by Board of Directors for Annual Meeting-Thursday, May 12, 2022 at 9:00 a.m. Eastern Time

Brian Stuglik and Robert Gagnon, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers, which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Verastem, Inc. to be held on Thursday, May 12, 2022 at 9:00 a.m. Eastern Time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the nominees, FOR Proposal 2 “Ratify the Selection of Independent Registered Public Accounting Firm,” and FOR Proposal 3 “Approve an Advisory Vote on the Compensation of the Named Executive Officers.”

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side